Exhibit 5.2
March 9, 2007
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100-N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC
Registration Statement on Form S-3

Ladies and Gentlemen:
     We have acted as special counsel for Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of asset backed notes (the “Notes”) and asset backed certificates. As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and a trustee. For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust and an indenture trustee.
     In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Trust Agreement, the form of Sale and Servicing Agreement (each, a “Sale and Servicing Agreement”) the form of Indenture (including the form of Notes included as exhibits thereto) (collectively, the “Operative Documents”).
     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when such Notes have been duly executed by the related Trust and authenticated by the indenture trustee, issued and sold by the Trust, and payment of the agreed consideration for such Notes shall have been received by the Trust, all in accordance with the terms and conditions of the related Operative Documents and a definitive purchase, underwriting or similar agreement

901 MAIN STREET SUITE 4000 DALLAS, TEXAS 75202-3793
DALLAS ADDISON TYLER	TEL 214.672.2000 FAX 214.672.2020
WWW.COWLESTHOMPSON.COM

March 9, 2007

with respect to such Notes and in the manner described in the Registration Statement, such Notes will have been duly authorized by all necessary action of the Trust.
     Our opinions expressed herein are limited to the federal laws of the United States, the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use our name in the Registration Statement.
Very truly yours,
/s/ Cowles & Thompson P.C.
COWLES & THOMPSON P.C.